EXHIBIT 10.30

SUMMARY OF COMPENSATION ARRANGEMENTS FOR
NON-EMPLOYEE DIRECTORS

The following is a summary of the standard compensation arrangements for the non-employee members of the Board of Directors of St. Mary Land & Exploration Company (the “Company”) for 2008.

For service for the fiscal period from May 22, 2008, through approximately May 20, 2009, the total annual target base compensation for each non-employee director  is $160,000.  The non-executive Chairman of the Board receives an additional $60,000 retainer for his service as Chairman, making his total annual compensation $220,000.  This base compensation is in the form of restricted stock.  The market price on the date of grant determines the number of shares that are issued to the director.  The grants vest over the one-year Board service period and carry a one-year holding period restriction following the expiration of the vesting period as imposed by the Company.  In addition to the base compensation, the Board members are paid meeting attendance fees and committee chairpersons are paid an additional cash retainer.

The meeting attendance fees paid to the non-employee directors is as follows:

1.           Payment of $750 for each Board meeting attended.

2.   Directors serving on a committee are paid $600 for each committee meeting attended and $375 for each telephonic committee meeting.

3.   Directors are reimbursed for expenses incurred in attanding Board and committee meetings.

The committee chairs will receive the following cash payments in recognition of the additional workload of their respective committee assignments.  These amounts are to be paid at the beginning of the annual service period.

1.           Audit Committee - $15,000

2.           Compensation Committee - $10,000

3.           Nominating and Corporate Governance Committee - $5,000